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                                                                    EXHIBIT 20.2



MEDIA CONTACTS:                                          INVESTOR CONTACT:

Bryce Allen                  Jon Lavietes                Etta West
J.D. Edwards                 Fleishman-Hillard           J.D. Edwards
303-334-5887                 415-348-2618                303-334-4772
bryce_allen@jdedwards.com    lavietej@fleishman.com      etta_west@jdedwards.com

     J.D. EDWARDS COMPLETES ACQUISITION OF YOUCENTRIC, INC., RELEASES FIRST
                INTEGRATED VERSION OF COLLABORATIVE CRM SOLUTION

 Completion of acquisition and first phase of integration extends J.D. Edwards'
   collaborative product set into high-growth customer relationship management marketplace

DENVER, NOVEMBER 19, 2001 -- J.D. Edwards & Company (NASDAQ: JDEC), a leading provider of agile, collaborative solutions for the connected economy, today announced that it has completed the acquisition of YOUcentric, Inc., a Charlotte, N.C. provider of Java-based customer relationship management (CRM) software. In addition, the company announced the general availability of the new J.D. Edwards CRM v1.0, which combines the functionality of YOUcentric's YOUrelate product with the look and feel of J.D. Edwards' OneWorld portal.

Under the terms of the transaction, J.D. Edwards has acquired 100 percent of the capital stock of YOUcentric, Inc., valued at $86 million, in exchange for $80 million in J.D. Edwards common stock and $6 million in cash. The transaction will be accounted for as a purchase and is expected to be accretive to earnings in fiscal 2002.

The completion of the YOUcentric acquisition and the first phase of product integration positions J.D. Edwards to quickly capture demand in a CRM applications market that industry analysts estimate will experience compound annual growth of nearly 30% over the next five years. J.D. Edwards' research shows limited penetration of CRM applications among its customer base, with at least one third of its customers expressing intent to purchase CRM technology within two years.

"J.D. Edwards' completion of the YOUcentric acquisition rounds out our collaborative commerce CRM offering," said C. Edward McVaney, J.D. Edwards chairman, president and CEO. "With version 1.0 of J.D. Edwards CRM already generally available, we're enabling our current and future customers to integrate their customers into their business processes with a comprehensive and adaptable customer relationship management software suite."

Since announcing its definitive agreement to acquire YOUcentric, J.D. Edwards has completed ten transactions that include CRM.



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J.D. EDWARDS/CRM v1.0
2-2-2


HONEYWELL ELECTRONIC MATERIALS SELECTS J.D. EDWARDS CRM
Honeywell Electronic Materials (HEM), a manufacturer of materials used in the production of advanced integrated circuits, purchased J.D. Edwards CRM to better manage its customer lifecycles by arming its sales and marketing staff with better customer information. An existing J.D. Edwards customer, HEM saw the benefits of real-time integration between J.D. Edwards' CRM and its OneWorld(R) ERP applications. The 1,100-employee division of Honeywell, a $25 billion global technology manufacturer, will roll out J.D. Edwards CRM to its salesforce in a rapid implementation over the coming months.

"The acquisition of YOUcentric by J.D. Edwards allowed for one-stop shopping for our CRM solution," said Jack Bolick, vice president and general manager of Honeywell Electronic Materials. "We were in search of an application that would be fully integrated, had the necessary features and functionality, and would deliver a rapid time to value. With J.D. Edwards' CRM, our sales and marketing will be working from information that ties directly to our J.D. Edwards enterprise system."

RAPID INTEGRATION OF COMPLEMENTARY PRODUCT SETS
The rapid rollout of the J.D. Edwards CRM v1.0 integration was based largely on J.D. Edwards' XPI(TM) (eXtended Process Integration) collaborative middleware. XPI serves as a message broker that transports transactions from application to application. The product is unique in that it significantly reduces the monetary and labor investment needed to connect disparate applications and systems.

In the past, J.D. Edwards has used XPI to customize business-to-business transactions within supply chain and ERP systems and outside to partners and suppliers. In the case of CRM v1.0, J.D. Edwards will ship the YOUcentric CRM applications (now J.D. Edwards CRM) with the XPI adapters to customers looking to implement a tightly pre-integrated CRM application flexible enough to accommodate other systems in the future. Enterprises will use the adapters to connect the YOUcentric solution - sporting a new OneWorld look and design - to their own ERP or supply chain applications of any vendor running on any platform.

"J.D. Edwards CRM v1.0 not only gives new customers and our install-base of over 6,000 customers an opportunity to add customer relationship management quickly and cost-effectively, but it also lays the foundation for future versions of the software," said Joel Reed, director of CRM at J.D. Edwards.

J.D. Edwards will aggressively roll out additional versions of CRM over the coming months, including v1.1--which will automate business processes extending from sales lead acquisition to order shipment to payment receipt--to be delivered in December 2001. The company will integrate CRM with Demand Planning, Order Promising, and the Advanced Order Configurator in releases to be delivered next year.

ABOUT J.D. EDWARDS & COMPANY
J.D. Edwards (Nasdaq: JDEC) is a leading provider of agile, collaborative solutions for the



                                     -more-
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J.D. EDWARDS/CRM v1.0
3-3-3


connected economy. The Company's open solutions give organizations the freedom to choose how they assemble their internal applications and how they collaborate with partners and customers across the supply chain to increase competitive advantage. Founded in 1977, J.D. Edwards is headquartered in Denver, CO. Additional information can be obtained by contacting the Company via the Internet at www.jdedwards.com or at 1-800-727-5333.

ABOUT HONEYWELL ELECTRONIC MATERIALS
Honeywell Electronic Materials (HEM) is a globally registered ISO-9001:2000 and QS-9000 division that develops and manufactures a full line of materials utilized in the production of advanced integrated circuits. A materials-based interconnect supplier, HEM provides solutions for advanced on-chip interconnects for both subtractive and damascene applications. Specifically, HEM produces low k dielectrics and sputtering targets for wiring and barrier metals, planarization materials and specialty spin-on glasses, thermocouples for diffusion furnaces, and interconnect packaging solutions such as heat spreaders and lids for thermal management, as well as lead free solder spheres and phase change materials. HEM is backed by the power of Honeywell International Inc., a US$25-billion diversified technology and manufacturing leader, employing approximately 120,000 people in 95 countries. For more information on HEM visit www.electronicmaterials.com.


                                       ###

Copyright(C) J.D. Edwards World Source Company, 2001. J.D. Edwards is a registered trademark of J.D. Edwards & Company. The names of all other products and services of J.D. Edwards used herein are trademarks or registered trademarks of J.D. Edwards World Source Company. All other product names used herein are trademarks or registered trademarks of their respective owners.


SAFE HARBOR STATEMENT
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of J.D. Edwards relating to the acquisition of YOUcentric, Inc. Such forward-looking statements include statements regarding the transaction's effect on J.D. Edwards' fiscal 2002 earnings, future product offerings, potential benefits of future product offerings, beliefs about J.D. Edwards' potential position in the CRM applications market, growth of the CRM applications market, the pace of consolidation of J.D. Edwards' and YOUcentric, Inc.'s products and operations, the pace of product roll out and implementation, potential value of J.D. Edwards' CRM products to its customers and the number and timing of customer purchases of CRM technology. These statements reflect J.D. Edwards' current beliefs and are based on current information available to J.D. Edwards. The ability of J.D. Edwards to achieve these business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include the failure to achieve expected synergies and efficiencies of operations; the ability of J.D. Edwards to retain and motivate key employees of YOUcentric, Inc.; the ability to coordinate strategy and resources between J.D. Edwards and YOUcentric, Inc.; loss of any YOUcentric, Inc. customers; the ability to manage the integration of products and operations between J.D. Edwards and YOUcentric, Inc.; risk of price fluctuation; timely development and acceptance of products and services and their feature sets; and other risks that are described from time to time in J.D. Edwards reports filed with the Securities and Exchange Commission. For a more detailed discussion of risks that could impact J.D. Edwards & Company's results, please refer to J.D. Edwards & Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000, the most recent quarterly report on Form 10-Q, and future quarterly reports on Form 10-Q. Copies of these documents can be obtained on the J.D. Edwards Investor Relations web site at http://www.jdedwards.com/company/investor.asp or by contacting the Investor Relations Department at 877-533-5332 (877-JDE-JDEC). J.D. Edwards & Company undertakes no obligation to update the information contained in this release, including any forward-looking statements, or to update any information on its website.